Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of CPAC, Inc. on Form S-2 Post-Effective Amendment No. 1 (File No. 333-06987), in the Registration Statements of CPAC, Inc. on Forms S-3 (File  Nos. 33-52164 and 333-06965), in the Registration Statements of CPAC, Inc. on Forms S-8 (File Nos. 333-39529, 333-1361, 333-87695, and 333-87697), and in the Registration Statements of CPAC, Inc. on Amendment No. 1 to Forms  S-8 (File Nos. 333-13365 and 333-67819), of our report dated May 26, 2000, relating to the consolidated financial statements and the financial statement schedule, which appears in this Form 10-K. We also consent to the reference to us under the headings "Experts" in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York

June 28, 2000

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